Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-144126, 333-175288, and 333-193370 on Form S-3 and Registration Statement Nos. 333-130983, 333-152013, 333-152014, 333-157972, 333-157974, 333-165780, 333-165781, 333-173203, 333-173204, 333-180037, and 333-187123 on Form S-8 of our reports dated March 10, 2014, relating to the consolidated financial statements and financial statement schedule of AtriCure Inc. and subsidiaries, and the effectiveness of AtriCure Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of AtriCure, Inc. and subsidiaries for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectuses, which are part of the Registration Statement Nos. 333-144126, 333-175288, and 333-193370 on Form S-3.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

March 10, 2014